KEY ENERGY GROUP, INC.
255 Livingston Avenue
New Brunswick, New Jersey 08901

May 15, 1996

Mr. Morton Wolkowitz
400 West 43rd Street Apartment 41D
New York, NY  10036

Dear Mort:

         The purpose of this letter is to confirm to you that the Board of Directors of Key Energy Group, Inc. ("Key") in March, 1996 agreed, in recognition of the successful completion of the merger of WellTech, Inc. into Key and Key's financing with CIT Group-Credit Finance, Inc., to make to you a payment of $75,000, at your request, which amount shall be utilized by you to acquire shares of common stock of Key.



         Please confirm your agreement to the foregoing by countersigning this letter where indicated, whereupon this letter agreement shall become a binding letter agreement.



Very truly yours,



Key Energy Group, Inc.



By: /s/ Francis D. John


Francis D. John


President



Agreed to:

 /s/ Morton Wolkowitz Morton Wolkowitz

Date: 6/3/96